Exhibit 21.1

Our corporate structure, including our principal operating subsidiaries, is as follows:

Name of subsidiary	Jurisdiction of incorporation or organization
Allied Esports Atlanta, LLC	Delaware
Allied Esports Media, Inc.	Delaware
Club Services, Inc.	Nevada
WPT Enterprises, Inc.	Nevada
WPT Studios Worldwide Limited	Gibraltar
WPT Distribution Worldwide Limited	Gibraltar
Peerless Media Holdings Limited	Gibraltar
Peerless Media Limited	Gibraltar
Allied Esports International, Inc.	Nevada
eSports Arena Las Vegas, LLC	Delaware
ELC Gaming GmbH	Germany
Esports Arena, LLC (25% ownership interest)	California
Black Ridge Allied, LLC	Delaware